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                                                                    EXHIBIT 2(a)


                           ARTICLES OF INCORPORATION

                                       OF

Phoenix Management Associates, Inc.
d/b/a Value Financial -- Mortgage Services

                                   ARTICLE I

                                      Name

         The name of this corporation is:

         Phoenix Management Associates, Inc.
         d/b/a Value Financial -- Mortgage Services

                                   ARTICLE II

                                    Purpose

         This corporation is organized for the purpose of transacting any and all lawful business.

                                   ARTICLE III

                                 Capital Stock

         This corporation is authorized to issue Five Hundred (500) shares of One Dollar ($1.00) par value common stock.

                                   ARTICLE IV

                               Preemptive Rights

         Every shareholder, upon the issuance or sale of either new or treasury stock for cash, property, services, in payment of corporate debts or otherwise, shall have the right to purchase his proportionate share thereof.

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                                   ARTICLE V

                      Initial Registered Office and Agent

         The street address of the initial registered office of this corporation is: 218 Almeria Avenue, Coral Gables, Florida 33134 and the name of the initial registered agent of this corporation at that address is:

                         THOMAS G. SHERMAN, ESQ.
                         218 Almeria Avenue,
                         Coral Gables, FL 33134

which agent, pursuant to ss.48.091, Florida Statutes, shall accept service of process within this state.

                                   ARTICLE VI

                               Board of Directors

         This corporation shall have 1 director(s) initially. The number of directors may be increased or decreased from time to time in such manner as may be prescribed by the bylaws. The name(s) and address(es) of the initial director(s) of this corporation is (are):

               Nelson Locke, Jr.        1205 B Wallace St.
                                        Coral Gables, FL 33134

         The corporation shall indemnify and hold harmless each person who shall serve at any time hereafter as a director or officer of the corporation, and any person who serves at the request of this corporation as a director or officer of any other



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corporation from and against any and all claims and liabilities to which such person shall become subject by reason of his having heretofore or hereafter being a director or officer of the corporation, or by reason of any action alleged to have been heretofore or hereafter taken or omitted by him as such director or officer, and shall reimburse each such person for all expenses (including attorney's fees) reasonably provided that no person shall be indemnified against, or be reimbursed for, any expenses incurred in connection with any claim or liability as to which it shall be adjudged that such officer or director is liable for negligence or willful misconduct in the performance of his duties.

         The rights accruing to any person under the foregoing provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the corporation to indemnify or reimburse such person in any proper case even though not specifically herein provided for.

         No contract or other transaction between this corporation and any other corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of the corporation are pecuniarily or otherwise interested in or are directors or officers of such other corporation; any director individually, or any firm of which any director may be a member, may be a party to, or any be pecuniarily or otherwise interested in, any contract or transaction of the corporation, provided that the fact that he or such firm so interested




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shall be disclosed or shall have been known to the Board of Directors or such members thereof as shall be present at any meeting of the Board at which action upon any such contract or transaction shall be taken; and any director of the corporation who is also a director or officer of such other corporation or is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the corporation which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction with like force and effect as if he were not such director or officer of such other corporation or not so interested.

                                  ARTICLE VII

                                  Incorporator

         The name and address of the person signing these Articles is:

                         THOMAS G. SHERMAN, ESQ.
                         218 Almeria Ave.
                         Coral Gables, FL 33134


                                  ARTICLE VIII

                                    By-Laws

         The power to adopt, alter, amend or repeal by-laws shall be vested in the shareholders.

         IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation this 6 day of February, 1990.



                                        /s/ THOMAS G. SHERMAN
                                        ------------------------------------
                                        Subscriber: THOMAS G. SHERMAN






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STATE OF FLORIDA  )
                  )  SS:
COUNTY OF DADE    )


         I HEREBY CERTIFY that on this day before me, a notary public, duly authorized in the state and county above named to take acknowledgments, personally appeared

          THOMAS G. SHERMAN

to me known to be the person who executed the foregoing Articles of Incorporation and who acknowledged before me that (s)he executed those Articles of Incorporation.

         WITNESS my hand and official seal in the county and state named above this 6 day of February, 1990.


                                             /s/
                                             --------------------------------
                                             Notary Public, State of Florida

                                             My commission expires:



         The undersigned having been named to accept service of process for the above corporation at the place designated in Article VI hereof, hereby accepts such agency and agrees to comply with the provisions of the Florida Statutes relative to keeping open said office.



                                             /s/ THOMAS G. SHERMAN
                                             ---------------------------------
                                             Resident Agent: THOMAS G. SHERMAN





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